Hudson's Grill International, Inc.	For Immediate Release
16970 Dallas Parkway	Contact: Robert Fischer
Suite 402	Telephone: 214-361-7301
Dallas, Texas 75248-1928	e-mail: getinfo@hudsonsgrill.com

Hudson's Grill Announces the Opening of a New

Hudson's Grill Restaurant in Appleton, Wisconsin

Monday, July 11, 2005

Dallas, TX - Hudson's Grill International, Inc., based in Dallas, Texas, announced today that on July 5, 2005, Vissions, Inc., a corporation owned by Jim and Lisa Stabile, opened a new Hudson's Grill restaurant. The new restaurant is located at 1950 North Casaloma Drive, Appleton, Wisconsin. Mr. Stabile is already very familiar with the operations of a Hudson's Grill restaurant. He had managed the Hudson's Grill located in Marquette, Michigan, from April 1999, when it opened, until November 2004. Jim Stabile is also a consultant with Hudson's Grill International, handling oversight and sales of franchises in the Upper Midwest.

Franchisees of the company have now opened three new Hudson's Grill restaurants in the Upper Midwest this year. Besides the new Appleton, WI, restaurant just opened by Mr. Stabile, franchisees opened restaurants this year in DePere, WI, and Dubuque, IA. Hudson's Grill International now has seven franchised Hudson's Grill restaurants operating in the Upper Midwest, where it appears to be meeting with more and more success.

Hudson's Grill International is a public company; the company's class A common shares are currently being quoted and traded over the counter on the bulletin board under the NASD symbol HGIIA.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

"This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statement are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC."